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                                                                     EXHIBIT 4.1


THE DEBENTURE EVIDENCED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT AND CANNOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, IN THE ABSENCE OF REGISTRATION OF THE DEBENTURE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS THEN AVAILABLE


                              CONVERTIBLE DEBENTURE


$10,651,563.70                   August 13, 2002


            FOR VALUE RECEIVED, UNIFAB International, Inc., a Louisiana corporation (the "Company") for value received, hereby promises to pay to Midland Fabricators and Process Systems, LLC, or registered assigns ("Payee") the principal sum of Ten Million, Six Hundred Fifty-One Thousand, Five Hundred, Sixty-Three and 70/100 Dollars ($10,651,563.70) (the "Principal Amount"), in five (5) equal annual installments in the amount of Two Million, One Hundred Thirty Thousand, Three Hundred Twelve and 74/100 Dollars ($2,130,312.74), plus interest as provided for herein, commencing on August 13, 2007 and on the same day of each of the next succeeding five (5) calendar years, unless sooner due and payable as provided herein. All then accrued but unpaid interest shall be due and payable concurrently with each installment of the Principal Amount. This Convertible Debenture (the "Debenture") is a secured obligation of the Company.

      1.    INTEREST RATE AND TIMING OF INTEREST PAYMENTS.

            a. The then outstanding Principal Amount shall bear simple interest at the prime rate of interest published by the Wall Street Journal plus 2.50% per annum, calculated based upon a year of three hundred sixty-five (365) days.

            b. Interest only payments shall be due and paid quarterly, in arrears, commencing on the fifteenth (15th) day of the first calendar quarter that begins after the date hereof and continuing on the fifteenth day of each of the following calendar quarters, until the Principal Amount has been paid in full.

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            c.    The interest so payable, and punctually paid or duly provided for, on any interest payment date will be paid by wire transfer to the person in whose name this Debenture is registered at the close of business on the record date for such interest, which shall be the last day (whether or not a business day) of the calendar month next preceding such interest payment date.

            d. In no event shall the amount paid or agreed to be paid hereunder (including all interest and the aggregate of any other amounts taken, reserved or charged pursuant to this Debenture or any other document evidencing or securing the loan evidenced hereby, which under applicable law is deemed to constitute interest on the indebtedness evidenced by this Debenture) exceed the highest lawful rate permissible under applicable law; and if under any circumstance whatsoever, fulfillment of any provision of this Debenture, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance, the holder of this Debenture should receive as interest an amount which would exceed the highest lawful rate allowable under law, such amount which would be excessive interest shall be refunded to the Company.

      2. NO NOVATION. The issuance of this Debenture evidences a modification of the unpaid balance ("Remaining Bank Debt") of the Company's "Secured Obligations" pursuant to and as that term is defined in that certain Credit Agreement by and among the Company, as borrower, and Bank One, N.A. (as successor by merger to Bank One, Louisiana, N.A.), as agent, and the Lender's party thereto dated November 30, 1999. The parties acknowledge that the issuance of this Debenture shall not effect a novation of the Remaining Bank Debt or a release of the security therefore, but only a modification thereof.

      3. PREPAYMENT. Company reserves the right to repay this Debenture in full or in part without penalty at any time. The Company shall give fifteen (15) days notice to Payee of its intention to prepay and Payee shall have the conversion rights set forth in Paragraph 5.

      4.    EVENTS OF DEFAULT AND REMEDIES.

            a. Any one of the following occurrences shall constitute an "Event of Default" under this Debenture:

            (1) The failure by the Company to make any payment of principal or interest under this Debenture as and when the same becomes due and payable in

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accordance with the terms hereof, which failure is not cured within five (5)
business days following notice thereof to the Company;

            (2) The occurrence of any default under any material provision of this Debenture other than as described in the preceding clause (1) which default is not cured within thirty (30) days following notice thereof to the Company; or

            (3) The Company applies for, consents to or acquiesces in the appointment of, a trustee, receiver or other custodian for itself or a substantial part of its property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or for a substantial part of its property, and is not discharged within thirty (30) days; or another case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of the Company, and if such case or proceeding is not commenced by the Company, it is consented to or acquiesced in by the Company or remains for thirty (30) days undismissed; or the Company takes any action to authorize, or in furtherance of, any of the foregoing.

            b. Upon the occurrence of any Event of Default hereon (i) the entire unpaid principal balance of, and unpaid interest then accrued on, and any other amounts owing under or evidenced by this Debenture shall, at the option of the registered owner hereof and without notice or demand of any kind to the Company or any other person, immediately become due and payable; and (ii) the registered owner hereof shall have and may exercise any and all rights and remedies available at law or in equity. The remedies of the registered owner hereof, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of the registered owner hereof, and may be exercised as often as occasion therefore shall arise. No act of omission or commission of the registered owner, including, specifically, the failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by the registered owner and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to a separate or subsequent event.

      5. CONVERSION. This Debenture shall be convertible into shares of the Company's common stock, par value $.01 per share ("Common Stock") as follows:

            a. The registered owner hereof shall be entitled to convert any portion of the face amount of the Debenture into fully paid and non-assessable shares of the

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Company's Common Stock at any time from the date of this Debenture at a price of
$0.35 per share (the "Conversion Price"). After conversion or repayment of all amounts of principal and interest due under the Debentures, the Company shall have no further obligations to the Payee. After August 13, 2011 [the date the final installment is due, the "Outside Date"], the holder hereof shall have no conversion rights hereunder, without the written consent of the Company, which may be withheld for any reason.

            b. This Debenture may be converted into Common Stock as provided herein by giving written notice to the Company on or before the earlier of the Outside Date or seven (7) days following receipt of notice of prepayment of this Debenture as set forth in Section 3 hereof. Such written notice shall be signed by the registered owner hereof, shall state the amount of the then outstanding principal balance and accrued and unpaid interest which the registered owner seeks to convert into shares of Common Stock, shall contain the warranty required by Section 8 hereof, and shall specify a date (other than a Saturday, Sunday or legal holiday) not less than thirty (30) nor more than forty-five (45) days after the date of such written notice, as the date on which such shares will be taken up at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the conversion and shall otherwise comply with the terms and conditions of this Debenture. On the date specified in such written notice (which date may be extended by the Company if any law or regulation requires the Company to take any action with respect to the shares prior to the issuance thereof, whether pursuant to the provisions of Section 8 hereof or otherwise) the registered owner shall present the Debenture to the Company which shall inscribe thereon that portion of the face amount of the Debenture being converted into shares.

            c. The Company shall pay all original issue taxes, if any, with respect to the issue of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. The registered owner hereof shall have the rights of a shareholder only with respect to those shares of Common Stock which have been registered in the registered owner's name in the common share register of the Company maintained by the Company's transfer agent upon conversion hereunder.

            d. In the event this Debenture, or any portion thereof, is converted into Common Stock of the Company, no fractional shares of Common Stock shall be issued. In lieu of any fractional shares to which the registered owner would otherwise be entitled, the Company shall pay cash equal to the amount of the then outstanding principal balance such fractional share represents. The portion of the Debenture that is converted pursuant to this Section 5 shall cease to bear interest.

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            e.    The Conversion Price shall be adjusted from time to time as follows: If the Company effects any (i) dividend or other distribution upon or in redemption of the Common Stock payable in the form of shares of capital stock of the Company or any of its subsidiaries or in the form of any other property (other than cash dividends paid in the ordinary course), (ii) combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iii) split or other subdivision of outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iv) reorganization, exchange or reclassification of Common Stock, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation, or any other transaction effected in a manner such that holders of outstanding Common Stock shall be entitled to receive (either directly, or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for Common Stock (a "Diluting Event"), then as a condition of such Diluting Event, lawful, appropriate, equitable and adequate adjustments shall be made to the Conversion Price whereby the holder Debenture shall thereafter be entitled to receive (under the same terms otherwise applicable to their receipt of the Common Stock upon conversion of the Debenture), in lieu of or in addition to, as the case may be, the number of shares of Common Stock issuable under this Section 5, such shares of stock, securities or other property as may be issued or payable with respect to or in exchange for that number of shares of Common Stock to which such holder of the Debenture was so entitled under this Section 5, and in any such case appropriate, equitable and adequate adjustments shall also be made to such resulting consideration in like manner in connection with any subsequent Diluting Events. It is the intention of the parties that the foregoing shall have the effect of entitling the holder of the Debenture to receive upon the due exercise of its conversion rights under this Section 5 such stock, securities and other property (other than cash dividends paid in the ordinary course) as such holder would have received had it held the Common Stock issuable under this
Section 5 (or any replacement or additional stock, securities or property, as applicable) on the record date of such Diluting Event. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof and furnish to the holder of this Debenture a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

            f. In the event that prior to the Outside Date, the Company shall engage in any capital reorganization, reclassification of the stock of the Company, consolidation or merger of the Company with or without another corporation, or sale or conveyance of all or substantially all of the assets of the Company to another corporation, entity or person, or sale of the issued and outstanding Common Stock to another corporation, entity or person, the Company shall give written

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notice to the registered owner hereof at least 30 days prior to the projected or anticipated closing of any of the afore described transactions, setting forth in said notice the date that the transaction will be closed or completed. Thereafter, the registered owner hereof shall have the right to convert this Debenture into Common Stock of the Company as provided in this Section 5, if and only if, the registered owner hereof gives written notice to the Company no less than 15 days prior to the anticipated closing or completion date of the aforesaid transaction, and should such notice not be delivered on a timely basis, the conversion rights hereunder shall lapse.

      6.    VOTING RIGHTS.        No registered owner shall, solely by virtue of
ownership of this Debenture, be entitled to any rights whatsoever, of a shareholder of the Company, including but not limited to voting rights. The registered owner shall have only such rights, if any, to which he is entitled by virtue of his ownership of this Debenture.

      7. SUBORDINATION. This Debenture shall be subordinated only to (a) all existing and future bank debt of the Company and (b) any secured financing obtained by the Company, the proceeds of which the Company may use for any purpose. In the event the registered owner hereof has exercised conversion rights hereunder, any Common Stock of the Company so acquired shall be subordinate to all secured and unsecured debt of the Company and to the rights of preferred shareholders of the Company.

      8. PURCHASE FOR INVESTMENT. The Company shall be under no obligation to issue shares of the Company's Common Stock hereunder, unless the person who exercises conversion rights shall warrant to the Company, at the time of such exercise, that such person is acquiring the shares to be issued to such person pursuant to such conversion rights, for investment and not with a view to, or for sale in connection with, the distribution of any such shares; and in such event, the person acquiring such shares shall be bound by the provisions of the following legend or similar legend which shall be endorsed upon the certificate or certificates evidencing the shares issued by the Company pursuant to such exercise:

            "The shares represented by the certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, in the absence of an effective registration statement for the shares under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the Company that an exemption from registration is then available."

      9. TRANSFER. The registered owner hereof covenants that this Debenture has been acquired for investment. The Debenture cannot be sold or otherwise

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transferred by the registered owner or any other person, including a pledgee, in the absence of a registration of the Debenture under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the Company that an exemption from registration is then available. No transfer of the Debenture shall be effective unless the Company is notified of such transfer, and unless such transfer is registered on the records of the Company.

      10. NOTICES. All notices or other communications hereunder to either party shall be in writing and, if mailed, shall be deemed to be given on the second business day after the date when deposited in the United States mail, by registered or certified mail, postage pre-paid, addressed as follows:

          If to Company:      President
                              UNIFAB International, Inc.
                              5007 Port Road
                              New Iberia, La.  70560

          If to Payee:        At the address set forth above.

Or to either party at such other address as such party may designate in a written notice to the other party. "Business day" shall mean any day other than a Saturday, Sunday, or any federal or New Jersey holiday.

      11. HEADINGS. The headings of the sections of this Debenture are inserted for convenience only and shall not be deemed to constitute a part hereof.

      12. SEVERABILITY. If any provision of this Debenture or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Debenture and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

      13.   MISCELLANEOUS.

            a. Whenever any payment to be made under this Debenture would be due on a date which is not a business day, the due date therefore shall be extended to the next succeeding business day, and interest shall be payable at the applicable rate during such extension.

            b. This Debenture shall be governed and construed under the laws of the State of Louisiana.

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            c.    In the event either party files suit to enforce its rights under this Debenture, the prevailing party in that action shall be entitled to its costs and reasonable attorneys fees.

      IN WITNESS WHEREOF, the undersigned has executed and delivered this Debenture as of the date and year first written above.

                                           UNIFAB INTERNATIONAL, INC.


                                           By: /s/ Peter J. Roman
                                              -------------------------
                                           Name: Peter J. Roman
                                           Title: Chief Financial Officer











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